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                                                                    EXHIBIT 10.9

           [LETTERHEAD OF EMISSION CONTROL TECHNOLOGY APPEARS HERE]

April 30, 1998

Mr. Steven Atkinson                                 Phone:    407-851-0993
Crawford Equipment & Engineering Co.                Fax:      407-851-2406
436 W. Landstreet Road
Orlando, FL 32824


Subject: Agreement Regarding EMCOTEK Pollution Control Technology


Dear Mr. Atkinson:

This letter shall serve to confirm our Non-Exclusive Agreement regarding the potential sale of medical and related waste incineration system(s) through your contacts.

EMCOTEK and its assignees or successors agree to pay an agreed finders fee to Crawford Equipment and Engineering Co. ("Crawford") for orders received as the direct result of your introduction to identified customers in the United Kingdom and Europe, subject to the following conditions:

1. Crawford shall provide all necessary contact information and known history of the customers prior to the EMCOTEK proposals being prepared. Any travel deemed necessary by EMCOTEK prior to the receipt of a valid order and approval of payment for the projects will be paid by the customer(s). Crawford further warrants that all fees and commissions for agents, etc. are legally paid by Crawford from its fee. All parties further agree that the proposals will be prepared by EMCOTEK and will be submitted to the customer(s). The "Finder's Fee" provided for in this Agreement will be included in the pricing shown in the proposals. The specific amount of this "Finder's Fee" shall be determined on a case by case basis prior to each proposal being prepared. In the event equipment purchased by EMCOTEK from third parties is also required, the pricing will be as agreed.

2. The "Finder's Fee" will be based on the value of goods sold, exclusive of costs relating to export packaging, freight, taxes, duties or other necessary non-value added charges.

3. Payment of the agreed upon Fee will be due and payable, on a pro rata basis, upon receipt by EMCOTEK of monies due under the terms of any purchase agreement made between EMCOTEK and the customers introduced by Crawford.

4. This Agreement is subject to our confirmation that no previous contact has been made between EMCOTEK and the potential customers. Confirmation will be forwarded upon your disclosure of the contact information.

5. This Agreement is valid for a period of eighteen months and can be renewed upon the agreement of both parties.

I trust that this agreement meets with your approval. Please sign a copy and return it by telefax and mail Thank you for your interest in working on these projects. EMCOTEK provides the highest level of operating equipment and customer support that is available and your customers will enjoy successfully operating integrated systems when working with us.

Sincerely,                                Approved by,

/s/ Joseph Cotter
                                          Title /s/ [ILLEGIBLE SIGNATURE]
Joseph Cotter                                  ---------------------------------
President                                 Crawford Equipment and Engineering Co.